EXHIBIT 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.
We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of North Akron Savings Bank with and into Peoples Bank, National Association and to the reference to our firm’s name under the captions “Summary-Opinion of North Akron’s Financial Advisor,” “Risk Factors-The fairness opinion obtained by North Akron from its financial advisor will not reflect changes in circumstances prior to the Merger,” “The Merger-North Akron’s Background and Reasons for the Merger,” “The Merger-Opinion of North Akron’s Financial Advisor,” and “The Merger Agreement-Representations and Warranties” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. We also do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the regulations thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania
July 28, 2014